2

Vision Group of Funds, Inc.                                        9/1/97
                                                  Exhibit 6(vii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                               Amendment No. 2 to
                                    EXHIBIT A
                     to Shareholder Services Agreement with
                  the Vision Group of Funds, Inc. (the "Funds")
                             dated November 9, 1995



                        Funds covered by this Agreement:
                            Vision Money Market Fund
                   Vision New York Tax-Free Money Market Fund
                        Vision Treasury Money Market Fund
                     Vision U.S. Government Securities Fund
                          Vision New York Tax-Free Fund
                          Vision Growth and Income Fund
                        Vision Capital Appreciation Fund
                            Vision Equity Income Fund


Shareholder Service Fees

         1. During the term of this Agreement, the Funds will pay Provider a quarterly fee. This fee will be computed at the annual rate of .25% of the average net asset value of shares of the Funds held during the quarter in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of Shares in the Funds during the quarter equals or exceeds such minimum amount as the Funds shall from time to time determine and communicate in writing to the Provider.

     2. For the quarterly period in which the Shareholder Services Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.


Dated: September 1, 1997